                              State of Delaware                       PAGE 1

                       Office of the Secretary of State
                       -------------------------------

        I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "REGENCY AFFILIATES, INC.", FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF DECEMBER, A.D. 1995, AT 9 O'CLOCK A.M.

        A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.


                       [SEAL]      /s/ Edward J. Freel
                                   ------------------------------------------
                                   Edward J. Freel, Secretary of State


                                   AUTHENTICATION:  7766737

0886945 8100                                 DATE:  12-26-95

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950298824

                                                         STATE OF DELAWARE
                                                         SECRETARY OF STATE
                                                      DIVISION OF CORPORATIONS
                                                      FILED 09:00 AM 12/18/1995
                                                        950298824 - 886945







                           CERTIFICATE OF DESIGNATION
                             PREFERENCES AND RIGHTS
                                       of
                                   Cumulative
                      Senior Preferred Stock $100, Series C
                                       of
                            REGENCY AFFILIATES, INC.
                                     AMENDED


     REGENCY AFFILIATES, INC., a corporation organized and existing under the laws of the State of Delaware (herein referred to as the "Corporation" or "Regency"), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby CERTIFY;

                                     ARTICLE I

     The Restated Certificate of Incorporation fixes the total number of shares of all classes of capital stock which the Corporation shall have the authority to issue as thirty million (30,000,000) shares, of which five million (5,000,000) shares shall be shares of Preferred Stock, with a par value of $0.10 per share and twenty-five million (25,000,000) shares shall be common stock, with a par value of $0.40 per share ("Common Stock").

                                     ARTICLE II

     The Restated Certificate of Incorporation of the Corporation expressly grants to the Board of Directors of the Corporation authority to provide for the issuance of the Preferred Stock in one or more series, with such voting powers, full or limited, and with such designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the Restated Certificate of Incorporation or any amendment thereto, or in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.

                                    ARTICLE III

     Pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation, the Board of Directors, by action duly taken on June 4, 1993,



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and as amended by action duly taken on November 18, 1994, adopted resolutions that as amended provided for a series of the Preferred Stock as follows:
"RESOLVED", that an issue of a series of Preferred Stock of the Corporation (such Preferred Stock being herein referred to as "Series C Preferred Stock", which term shall include any additional shares of Preferred Stock of the same class heretofore or hereafter authorized to be issued by the Corporation), consisting of Two Hundred Ten Thousand (210,000) shares is hereby provided for, and the voting power, designation, preference and relative, participating, optional or other special rights, and qualifications, limitations or restrictions are hereby fixed as follows:

     1. Designation. The designation of such series shall be Cumulative, Senior Preferred Stock $100, Series C, par value $0.10 per share (hereinafter referred to as the "Series C Preferred Stock") and the number of shares constituting such series shall be Two Hundred Ten Thousand (210,000). The number of authorized shares of Series C Preferred Stock may be reduced by further resolution duly adopted by the Board of Directors of the Corporation or an Executive Committee of the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized, but the number of authorized shares of Series C Preferred Stock shall not be increased.

     2. Dividends. Quarterly Dividend Periods shall commence on September 30, 1993. Such dividends shall be cumulative from the respective dates of original issue of shares of Series C Stock and shall he payable, in cash or accrued at the sole option of the Corporation, when and as declared by the Board of Directors, commencing September 30, 1993 and ending upon redemption as provided for herein in Section 4. Each such dividend shall be paid to the holders of record of shares of Series C Preferred Stock as they appear on the stock register of the Corporation on such record date, not exceeding 30 days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Corporation. Cash dividends on account of accruals for any past Dividend Periods may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation. If there shall be outstanding shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series C Preferred Stock, the Corporation, in making any dividend payment on account of accruals on the Series C Preferred Stock or such other series of Preferred Stock, shall make payments ratably upon all outstanding shares of Series C Preferred Stock and such other series of Preferred Stock in proportion to the respective amounts of dividends in accrued or in arrears upon all such outstanding shares of Series C Preferred Stock and such other series of Preferred Stock to the date of such dividend payment.

     The amount of dividends per share payable each Quarterly Dividend Period shall be equal to twenty percent (20%), not to exceed five hundred thousand ($500,000) dollars of the annual





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after tax earnings (net income based on a December 31 fiscal year end) of
National Resource Development Corporation divided by the number of shares of Series C Preferred Stock outstanding. Dividends payable on the Series C Preferred Stock for any period less than a full Quarterly Dividend Period, shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period for which payable.

     3. Redemption. (a) The Corporation, as it option, may redeem shares of the Series C Preferred Stock from any holder thereof, as a whole or in part, at any time or from time to time, at a redemption price equal to the lesser of the stated value of the shares so redeemed plus accrued and unpaid dividends, or the underlying value (fair market value) of the common stock interest acquired by the Corporation in National Resource Development Corporation, a Nevada corporation pursuant to the Agreement for Acquisition dated June 4, 1993, as amended on July 7, 1993.

     (b) If the Corporation shall redeem shares of Series C Preferred Stock pursuant to this Section 3, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 15 nor more than 30 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price) dividends on the shares of the Series C Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price and accrued by unpaid dividends) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid.

     4. Shares to be Retired. All shares of Series C Preferred Stock redeemed by the Corporation shall be retired and cancelled and shall be restored to the status of authorized by unissued shares of Preferred Stock, without designation as to series, and may thereafter be issued.




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     5. Voting. Except as hereinafter in this Section 7 expressly provided or as otherwise required by law, the Series C Preferred Stock shall have no voting power.

     Whenever and as often as dividends payable on any share or shares of the Preferred Stock at the time outstanding shall be accumulated and unpaid for seven quarterly dividends (whether or not declared and whether or not consecutive), the holders of record of the Series C Preferred Stock shall thereafter have the right; to elect two Directors, and, subject to the terms of any outstanding series of preferred stock, the holder of record of the common stock, as a single class, shall have the right to elect the remaining authorized number of Directors. In any such election, the holders of shares of Series C Preferred Stock shall be entitled to cast one vote per share.

     Upon the happening of the occurrence hereinabove set forth in this Section 7, a special meeting of stockholders of the Corporation then entitled to vote shall be called by the Chairman and Chief Executive Officer or the President or the Secretary of the Corporation, if requested in writing by the holders of record of not less than fifty percent of the Series C Preferred Stock then outstanding. At such special meeting, or, if no such special meeting shall have been called, then at the next annual meeting of stockholders, the stockholders of the Corporation then entitled to vote shall elect, voting as above provided, an entirely new Board of Directors, and the term of office of the Directors in office at the time of such election shall expire upon the election of their successors at such meeting; provided, however, that nothing herein contained shall be construed to be a bar to the re-election of any Director at such meeting. At all meetings of stockholders at which holders of Series C Preferred Stock shall be entitled to vote for Directors as a single class, the holders of a majority of the outstanding shares of such class or series of capital stock of the Corporation having the right to vote as a single class shall be necessary to constitute a quorum, whether present in person or by proxy, for the election by that class or series of its designated Directors. In order to validate an election of Directors by stockholder voting as a class, such Directors shall be elected by the vote of at least a plurality of shares held by such stockholders present or represented at the meeting. At any such meeting, the election of Directors by stockholders voting as a class shall be valid notwithstanding that a quorum of other stockholders voting as one or more classes may not be present or represented at such meeting, and if any stockholders voting as a class shall elect Directors, the Directors so elected shall be deemed to be Directors of the Corporation unless and until the other stockholders entitled to vote as one or more classes shall elect their Directors.

     While class voting is in effect with respect to the preferred stock, any Director elected by holders of preferred stock voting as a class may be removed at any annual or special meeting, by vote of a majority of the stockholders voting as a class who elected such Director, for any cause deemed sufficient by such stockholders present at such meeting. In case any vacancy shall occur among the Directors elected by such stockholders voting as a class, such vacancy may be filled


                                       -4-

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
by the remaining Director so elected, or his successor then in office, and the Director so elected to fill such vacancy shall serve until the next meeting of stockholders for the election of Directors.

     Such voting rights of the holders of Series C Stock as a single class, once effective, shall continue only until all arrears in required cash dividends (whether or not declared) on the Series C Preferred Stock shall have been paid at which time the right to vote as a single class for the election of Directors, as hereinabove set forth, shall terminate. Upon such termination, a special meeting of the stockholders of the Corporation then entitled to vote may be called by the Chairman or the President, and shall be called by the Chairman or the President or the Secretary of the Corporation if requested in writing by the holders of record of not less than one percent of the common stock then outstanding, and at such special meeting, or if no such special meeting shall have been called then at the next annual meeting of the stockholders, the stockholders of the Corporation then entitled to vote shall elect an entirely new Board of Directors and the term of office of the Directors in office at the time of such election shall expire upon the election of their successors at such meeting; provided, however, that nothing herein contained shall be construed to be a bar to the re-election of any such Director at such meeting.

     The consent of a majority of the holders of the shares of Series C Preferred Stock at the time outstanding, which consent shall not be unreasonably withheld, given in person or by proxy, either in writing or at a meeting of stockholders at which the holders of the Series C Preferred Stock shall vote separately as a class without regard to series, the holders of shares of Series C Preferred Stock being entitled to cast one vote per share thereon, shall be necessary for effecting or validating any change in the Restated Certificate of Incorporation or certificate supplemental thereto or By-laws of the Corporation or the Restated Certificate of Designation of Cumulative Senior Preferred
Stock, Series C which would materially and adversely alter or change the preference, privileges, rights or powers given to the holders of the Series C Preferred Stock, provided, that if one or more but not all series of preferred stock at the time outstanding are so affected, only the consent of the holders of each series so affected, voting separately as a class, shall be required. Notwithstanding the foregoing, nothing herein should be construed as affecting the right of the Corporation to issue shares of any other class of stock of the Corporation (including other series of Preferred Stock) ranking prior to the Series C Preferred Stock.

     6. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, voluntary or involuntary, the holders of all shares of Series C Preferred Stock shall be entitled to the lesser of net proceeds of the assets of National Resource Development Corporation ("NRDC") available for distribution to stockholders, or the Redemption Value under
Section 3(a), before any distribution of assets shall be made to holders of common stock or of any other shares of stock of the Corporation. if, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series C


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
Preferred Stock and any other shares of preferred stock of the Corporation ranking as to any such distribution on a parity with the Series C Preferred Stock are not paid in full (after the NRDC distributuin), the holders of the Series C Preferred Stock and of such other shares shall share ratably in any remaining distribution of assets of the Corporation in proportion to the full preferential amounts provided for in this Section 8, the holders of the Series C Preferred Stock shall be entitled to no further participation in any distribution of assets by the Corporation.

        Consolidation or merger of the Corporation with or into another corporation or corporations, or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all of the assets of the Corporation, shall not be deemed or construed to be a liquidation, dissolution of winding up of the Coporation within the meaning of this Section 6.

        7. Limitation on Dividends on Junior Ranking Stock. So long as any Series C Preferred Stock shall be outstanding, the Corporation shall not declare any dividends on the common stock of the Corporation or any other stock of the Corporation or any other stock of the Corporation ranking as to dividends or distribution of assets junior to the Series C Preferred Stock (the common stock and any other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any shares of Junior Stock, or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Corporation, other than Junior Stock (such dividends, payments, setting apart and distributions being herein called "Junior Stock Payments"), unless all of the conditions set forth in the following subsections A and B shall exist at the date of such declaration in the case of any such fund, or the date of such setting apart, or the date of such payment or distribution in the case of any other Junior Stock Payment:

        A. Full cumulative dividends shall have been paid upon all outstanding shares of Series C Preferred Stock.

        B. The Corporation shall not be in default or in arrears with respect to any sinking or other analogous fund or any call for tenders or other agreement for the purchase, redemption or other retirement of any shares of Series C Preferred Stock.
















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
        IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by its President, and witnessed this 4 day of December, 1995.

                                REGENCY AFFILIATES, INC.

ATTESTED:

/s/ Eunice M. Antosh            By /s/ Pamlyn Kelly, Ph.D.
- ---------------------------        ------------------------
Eunice Antosh, Secretary           Pamlyn Kelly Ph.D.

STATE OF                )
                        )  SS.
COUNTY OF               )

        On this ___ day of ____________, 1995, before me, a Notary Public in and for said County and State, personally appeared Pamlyn Kelly Ph.D., President of Regency Affiliates, Inc., known to me to be the person who executed the foregoing Restated Certficate of Designation on behalf of said corporation and acknowledged to me that he exectued the same for the purpose therein stated.

        IN WITNESS WHEREOF, I have herein to set my hand and affixed my notarial seal the day and year last above written.

                                ________________________________
                                Notary Public

My Commission Expires:

____________________________




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

CALIFORNIA ALL-PURPOSE ACKNOWLEDGMENT

State of California
         -------------
County of Marin
          ------------


On December 4, 1995 before me,           Teri I. Miller, Notary Public,
   ----------------            --------------------------------------------------------
                               Name and Title of Officer (e.g. "Jane Doe, Notary Public")
personally appeared                    Pamlyn Kelly,
                    -------------------------------------------------------------------
                                     Name(s) of Signer(s)
[] personally known to me - OR - [x] proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her
                                     authorized capacity, and that by her signature on the
                                     instrument the person or the entity upon behalf of which
                                     the person acted,  executed the instrument.

     [SEAL]                          WITNESS my hand and official seal.

                                     /s/ Teri I. Miller
                                     ------------------------------------------------
                                                Signature of Notary Public

- ----------------------------------------------- OPTIONAL ----------------------------------------------------
Though the information below is not required by law, it may prove valuable to persons relying on the document and could prevent fraudulent removal and reattachment of this form to another document.
DESCRIPTION OF ATTACHED DOCUMENT

Title or type of Document: Certificate & Designation Preferences and of cumulative Senior Preferred Stock $100, Series Rights
                          -----------------------------------------------------------------------------------------------------

Document Date: Signed Dec. 4, 1995                  Number of Pages
              --------------------------------------                -----------------------------------------------------------

Signer(s) Other Than Named Above: No other signers notarized
                                 ----------------------------------------------------------------------------------------------

CAPACITY CLAIMED BY SIGNER
Signer's Name: Pamlyn Kelly                               Signer's Name:    N/A
               -----------------------------------                      -------------------------------------

[x] Individual                                            [ ] Individual
[x] Corporate Officer                                     [ ] Corporate Officer
    Title(s):   President                                     Title(s):
             ------------------------------------                      ------------------------------------
[ ] Partner - [ ] Limited [ ] General                     [ ] Partner - [ ] Limited [ ] General
[ ] Attorney-in-Fact                                      [ ] Attorney-in-Fact
[ ] Trustee                                               [ ] Trustee
[ ] Guardian or Conservator          -----------------    [ ] Guardian or Conservator          -----------------
[ ] Other:                           RIGHT THUMBPRINT     [ ] Other:                           RIGHT THUMBPRINT
          ---------------------         OF SIGNER                   ---------------------         OF SIGNER
          ---------------------      Top of thumb here              ---------------------      Top of thumb here

                                          N/A                                                       N/A
Signer is Representing:                                   Signer is Representing:
Regency Affiliates, Inc.
- ------------------------------                            ------------------------------

- ------------------------------       -----------------    ------------------------------       -----------------


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
                           REGENCY AFFILIATES, INC.
                           ------------------------

                           SECRETARY'S CERTIFICATE
                           -----------------------

        The undersigned, Eunice Antosh, hereby certifies that she is the duly elected Secretary of REGENCY AFFILIATES, INC., an Delaware corporation, and that:

        1. The Certifcate of Designation of Preferences and Rights attached hereto is the act and deed of Regency Affiliates, Inc. and has been duly executed by Pamlyn Kelly, its President.

        2. That at a meeting of the Board of Directors of the Corporation held on June 22, 1995 the following action was taken:

                        Upon motion duly made and seconded, the Board unanimously resolved to proceed with the proposed amendment to the certificate of designation and to authorized the officers of Regency to execute all documents, certificates, agreements and other matters necessary and appropriate for the consummation of the same, including, but not limited to the filing of an amended certficate of designation with the Secretary of State of Delaware.

        IN WITNESS WHEREOF, I have signed this certificate this 6 day of December, 1995.


                                        /s/ Eunice M. Antosh
                                        ---------------------------------
                                        Eunice M. Antosh, Secretary




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



                                   CONSENT
                                   -------

     The undersigned, Statesman Group, Inc., hereby consents to the execution and filing with the Secretary of State of the State of Delaware of the amended Certificate of Designation of the Preferences and Rights of the Cumulative Contingent Convertible Senior Preferred Stock, $100, Series C of Regency Affiliates, Inc., a copy of which is attached hereto as Exhibit A.



                                         STATESMAN GROUP, INC.

                                         /s/ Jacqueline M. Teske
                                         ------------------------------
                                         Jacqueline M. Teske, Secretary









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